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                                                                       Exhibit 9
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                     AGREEMENT AND PLAN OF REORGANIZATION
                     ------------------------------------


          THIS AGREEMENT AND PLAN OF REORGANIZATION made this 15th day of August, 1990, by and between The Benchmark Tax-Exempt Fund (the "Trust"), a Massachusetts business trust established under an Agreement and Declaration of Trust dated July 15, 1982, as amended, on behalf of the Short-Term Diversified Portfolio, a series of the Trust (the "Trust Portfolio"), and The Benchmark Money Market Fund Diversified Assets and Government Portfolios ("TBF"), a Massachusetts business trust established under an Agreement and Declaration of Trust dated July 15, 1982, as amended, on behalf of the Tax-Exempt Portfolio, a Portfolio of TBF (the "TEP").

          WHEREAS, the Trust and TBF are diversified, open-end registered investment companies of the management type; and

          WHEREAS, the Trust and TBF are authorized to issue their units of beneficial interest in separate series, each of which maintains a separate and distinct portfolio of assets;

          WHEREAS, the Trust Portfolio is one series of the Trust and the TEP is one Portfolio of TBF;

          WHEREAS, the Trust Portfolio owns securities which are assets of the character in which the TEP is permitted to invest;

          WHEREAS, the Board of Trustees of the Trust and TBF have determined that the transfer of all of the assets and liabilities of the Trust Portfolio to the TEP is in the best interest of the Trust and TBF because it would provide more efficient management and administration of those assets and that the interests of the existing unitholders of the Trust and TBF would not be diluted as a result of this transaction;

          WHEREAS, the parties hereto intend to provide for the reorganization of the Trust Portfolio through the acquisition by the TEP of all of the assets, subject to all of the liabilities, of the Trust Portfolio in exchange for units of beneficial interest, no par value, of the TEP (the "TEP Units"), the termination of the Trust Portfolio and the distribution to its unitholders of such TEP Units, all pursuant to the provisions of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code");

          NOW THEREFORE, in consideration of the mutual promises herein contained, the parties hereto agree as follows:
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          1.   Plan of Reorganization and Liquidation.

               (a) The Trust, on behalf of the Trust Portfolio, shall assign, sell, convey, transfer and deliver to the TEP at the closing provided for in
Section 2 (hereinafter called the "Closing") all of the then existing assets of the Trust Portfolio of every kind and nature. In consideration therefor, the TEP shall at the Closing (i) assume all of the Trust Portfolio's obligations and liabilities then existing, whether absolute, accrued, contingent or otherwise, including without limitation all fees and expenses in connection with the transactions contemplated hereby and (ii) deliver to the Trust Portfolio a number of full and fractional TEP Units equal to the number of full and fractional units of the Trust Portfolio then outstanding. The number of units of the Trust Portfolio issued and outstanding and the number of TEP Units to be issued to the Trust Portfolio shall in each case be determined by the Custodian to both the Trust and TBF as of 3:30 p.m., Chicago time, on the Closing Date (as defined in Section 2). The determination of said Custodian shall be conclusive and binding on the Trust Portfolio, the TEP and their respective unitholders.

               (b)  Upon consummation of the transactions described in paragraph
(a) of this Section 1, the Trust Portfolio shall distribute in complete liquidation pro rata to its unitholders of record as of the Closing Date the TEP Units received by the Trust Portfolio. Such distribution shall be accomplished by the establishment of an open account on the unit records of the TEP in the name of each unitholder of the Trust Portfolio representing a number of TEP Units equal to the number of units of the Trust Portfolio owned of record by the unitholder at the Closing Date. Certificates for units of the Trust Portfolio issued prior to the reorganization, if any, shall represent outstanding units of the TEP following the reorganization. In the interest of economy and convenience, certificates representing the TEP will not be physically issued.

               (c) As promptly as practicable after the Closing Date, the Trust Portfolio and the Trust shall be terminated pursuant to the provisions of the laws of the Commonwealth of Massachusetts and the Trust's Agreement and Declaration of Trust and an application prepared, executed and filed with the Securities and Exchange Commission (the "SEC") seeking, and the Trust shall use its best efforts to obtain, an SEC order declaring that the Trust has ceased to be a registered investment company. After the Closing Date, the Trust shall not conduct any business except in connection with its liquidation, termination and deregistration.

          2. Closing and Closing Date. The Closing shall occur at the offices of the Distributor at 3:30 p.m., Chicago time, on

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October 5, 1990 or at such later time and date, or at such other location, as the parties may mutually agree (the "Closing Date"). All acts taking place at the Closing shall be deemed to take place simultaneously on the Closing Date unless otherwise provided.

          3. Conditions Precedent. The obligation of the Trust and TBF to effect the transactions contemplated hereunder shall be subject to the satisfaction of each of the following conditions:

               (a) All filings shall have been made with, and all authority and orders shall have been received from, the SEC and state securities commissions as may be necessary in the opinion of Drinker Biddle & Reath to permit the parties to carry out the transactions contemplated by this Agreement.

               (b) The Trust and TBF shall have received an opinion of Drinker Biddle & Reath substantially to the effect that for federal income tax purposes:
(i) the acquisition of the assets and assumption of the liabilities of the Trust Portfolio by the TEP in return for TEP Units followed by the distribution of such units to Trust Portfolio unitholders will constitute a "reorganization" within the meaning of Section 368(a)(1)(F) of the Code and the TEP and the Trust Portfolio will each be "a party to the reorganization" within the meaning of
Section 368(b) of the Code; (ii) no gain or loss will be recognized by the Trust Portfolio upon the transfer of its assets and liabilities to the TEP; (iii) the tax basis of the assets of the Trust Portfolio in the hands of the TEP will be the same as the tax basis of such assets in the hands of the Trust Portfolio immediately prior to the transfer; (iv) the TEP's holding period for the assets of the Trust Portfolio transferred to TEP will include the period during which such assets were held by the Trust Portfolio; (v) no gain or loss will be recognized by the TEP upon the receipt of the assets of the Trust Portfolio in exchange for TEP Units and the assumption by the TEP of the liabilities of the Trust Portfolio; (vi) no gain or loss will be recognized by the unitholders of the Trust Portfolio upon the receipt of TEP units in exchange for their units in the Trust Portfolio; (vii) the basis of the TEP Units received by the unitholders of the Trust Portfolio will be the same as the basis of the units of the Trust Portfolio exchanged therefor; and (viii) the holding period of the TEP Units received by the unitholders of the Trust Portfolio will include the holding period of the units of the Trust Portfolio exchanged therefor, provided that at the time of the exchange the units of the Trust Portfolio were held as capital assets; and as to such other matters as they may reasonably request;

               (c) This Agreement and Plan of Reorganization and the reorganization contemplated hereby shall have been approved

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by the Board of Trustees of the Trust and of TBF and shall have been recommended for approval to the unitholders of the Trust Portfolio by the Trust's Board of Trustees;

               (d) This Agreement and Plan of Reorganization and the reorganization contemplated hereby shall have been approved by the affirmative vote of the holders of a majority of the outstanding units of beneficial interest of the Trust Portfolio (as defined in the Trust's Agreement and Declaration of Trust) entitled to vote thereon;

               (e) TBF on behalf of the TEP shall have entered into an Investment Advisory Agreement with The Northern Trust Company, such Agreement to be substantially identical in form and substance as to the TEP to the Investment Advisory Agreement in effect at the Closing Date between the Trust and said other party, and such Agreement shall have been approved by the Trustees of TBF and, to the extent required by law, by the Trustees of TBF who are not "interested persons" of TBF as defined in the Investment Company Act of 1940 (the "1940 Act") as well as by the unitholders of the TEP (it being understood that the Trust, as sole unitholder of the TEP prior to the consummation of the reorganization, hereby agrees and is authorized to vote for such approval); and

               (f) The Trustees of TBF who are not "interested persons" of TBF as defined in the 1940 Act shall have selected as auditors for TBF such auditors as shall have been selected and ratified for the Trust and such selection shall have been ratified by the unitholders of TEP (it being understood that the Trust, as sole unitholder of the TEP prior to the consummation of the reorganization, hereby agrees and is authorized to vote for such ratification).

               (g) The Trust agrees to file with the SEC proxy materials (the "Proxy Statement") complying in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, the 1940 Act, and applicable rules and regulations thereunder, relating to a meeting of its unitholders to be called to consider and act upon the transactions contemplated herein. TBF agrees to provide the Trust with information applicable to TBF required under said Acts and such rules and regulations for inclusion in the Proxy Statement.

          4. Amendment. This Agreement may be amended at any time by action of the Trustees of the Trust and the Trustees of TBF, notwithstanding approval thereof by the unitholders of the Trust, provided that no amendment shall have a material adverse effect on the interests of the unitholders of the Trust and TBF.

          5.   Termination. The Trustees of the Trust and the

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Trustees of TBF may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the unitholders of the Trust, at any time prior to the Closing, if circumstances should develop that, in their judgment, make proceeding with the Agreement inadvisable.

          6. No Broker's or Finder's Fee. The Trust and TBF each represent that there is no person who has dealt with it, who by reason of such dealings is entitled to any broker's or finder's or other similar fee or commission arising out of the transactions contemplated by this Agreement and Plan of Reorganization.

          7. No Survival of Representations, etc. The representations, warranties, covenants and agreements of the parties contained herein shall not survive the Closing Date, except for the provisions of Section 1(c).

          8. Waiver. The Trust or TBF, after consultation with their respective counsel and by consent of their respective Boards of Trustees, Executive Committees or an officer authorized by such Boards of Trustees, may waive any condition to their respective obligations hereunder if, in their or such officer's judgment, such waiver will not have a material adverse effect on the interests of the unitholders of the Trust and TBF.

          9. Reliance. All covenants, agreements, representations and warranties made under this Agreement and Plan of Reorganization shall be deemed to have been material and relied upon by each of the parties notwithstanding any investigation made by such party or on its behalf.

          10. Notices. All notices required or permitted under this Agreement and Plan of Reorganization shall be given in writing (i) to the Trust at 4900 Sears Tower, Chicago, Illinois 60606 and 50 S. LaSalle Street, Chicago, Illinois 60675; and (ii) to TBF at 4900 Sears Tower, Chicago, Illinois 60606 and 50 S. LaSalle Street, Chicago, Illinois 60675 or at any such other place as shall be specified in a written notice given by either party to the other party to this Agreement and Plan of Reorganization, and shall be validly given if mailed by first class mail, postage prepaid.

          11. Miscellaneous Provisions. This Agreement and Plan of Reorganization shall bind and inure to the benefit of the parties and their respective successors and assigns. It shall be governed by and carried out in accordance with the laws of the Commonwealth of Massachusetts. It is executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one agreement.

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          The name "The Benchmark Money Market Fund Diversified Assets and
Government Portfolios" is the designation of the Trustees for the time being under an Agreement and Declaration of Trust dated July 15, 1982, as amended, and all persons dealing with TBF must look solely to the TBF property for the enforcement of any claims against TBF, as neither the Trustees, officers, agents or unitholders assume any personal liability for obligations entered into on behalf of TBF. No series of TBF shall be liable for claims against any other series of TBF. The said Agreement and Declaration of Trust is on file with the SEC and the Commonwealth of Massachusetts.

          The name "The Benchmark Tax-Exempt Fund" is the designation of the Trustees for the time being under a Declaration of Trust dated July 15, 1982, as amended, and all persons dealing with the Trust must look solely to the Trust property for the enforcement of any claims against the Trust, as neither the Trustees, officers, agents or unitholders assume any personal liability for obligations entered into on behalf of the Trust. The said Agreement and Declaration of Trust is on file with the SEC and the Commonwealth of Massachusetts.

          IN WITNESS WHEREOF, the parties have hereunto caused this Agreement and Plan of Reorganization to be executed and delivered by their duly authorized officers as of the day and year first written above.

                              THE BENCHMARK MONEY MARKET FUND
                              DIVERSIFIED ASSETS AND GOVERNMENT
                              PORTFOLIOS (on behalf of its Tax-Exempt
                              Portfolio)



                              By [Signature Illegible]
                                 ---------------------
                                   President

ATTEST:
(SEAL)


_________________________
Secretary



                             THE BENCHMARK TAX-EXEMPT FUND (on behalf of its Short-Term Diversified Portfolio)



                             By [Signature Illegible]
                                ---------------------
                                 President

ATTEST:

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(SEAL)


_________________________
Secretary

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